Exhibit 4.3

______________________________________________________________________
SECOND SUPPLEMENTAL INDENTURE
between
BLUE OWL CAPITAL CORPORATION, AS SUCCESSOR TO BLUE OWL CAPITAL CORPORATION III
and
COMPUTERSHARE TRUST COMPANY, N.A., AS SUCCESSOR TO WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee
Dated as of January 13, 2025
______________________________________________________________________

SECOND SUPPLEMENTAL INDENTURE
This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of January 13, 2025, is between Blue Owl Capital Corporation, a Maryland Corporation (“OBDC”), as successor to Blue Owl Capital Corporation III, a Maryland corporation (“OBDE”), and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below) unless otherwise defined herein.
RECITALS OF OBDC
OBDE and the Trustee executed and delivered an Indenture, dated as of October 13, 2021 (the “Base Indenture”), as supplemented by the first supplemental indenture dated as of October 13, 2021 (the “First Supplemental Indenture”, and together with the Base Indenture and, as supplemented by this Second Supplemental Indenture, collectively, the “Indenture”), to provide for the issuance by OBDE from time to time of OBDE’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture. OBDE issued $325,000,000 aggregate principal amount of 3.125% Notes due 2027 (the “Notes”) pursuant to the First Supplemental Indenture.
On the date first written above, pursuant to that certain Agreement and Plan of Merger dated as of August 7, 2024, (the “Merger Agreement”) by and among OBDC, Cardinal Merger Sub, Inc., a Maryland corporation and wholly-owned subsidiary of OBDC (“Merger Sub”), and, solely for the limited purposes set forth therein, Blue Owl Credit Advisors LLC, a Delaware limited liability company and investment adviser to OBDC, and Blue Owl Diversified Credit Advisors LLC, a Delaware limited liability company and investment adviser to OBDE, Merger Sub will be merged with and into OBDE, with OBDE continuing as the surviving company and as a wholly-owned subsidiary of OBDC (the “Initial Merger”), and, immediately thereafter, OBDE will merge with and into OBDC, with OBDC continuing as the surviving company (the “Second Merger” and together, with the Initial Merger, the “Mergers”).
As a result of the Mergers, pursuant to Section 8.01 and Section 8.02 of the Indenture, OBDC is expressly assuming the obligations of OBDE for the due and punctual payment of the principal of, and premium, if any, and interest on all the Notes outstanding, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company.
Section 9.01(i) of the Base Indenture provides that without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company therein and in the Securities contained.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:
For and in consideration of the premises, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE I
TERMS; SURVIVING PERSON SUBSTITUTED; MISCELLANEOUS
Section 1.01    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.
Section 1.02    Assumption by OBDC. OBDC hereby assumes the obligations of OBDE for the due and punctual payment of the principal of, and premium, if any, and interest on all the Notes outstanding and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by OBDE. OBDC hereby succeeds to, and is substituted for, and may exercise every right and power of, OBDE under the Indenture with the same effect as if OBDC had been named as the Company in the Indenture.
Section 1.03    No Event of Default. OBDC represents that immediately before and immediately after giving effect to the Mergers, no Default or Event of Default has occurred and is occurring.
Section 1.04    Ratification of the Indenture; Second Supplemental Indenture; Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
Section 1.05    Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York without regard to principles of conflicts of laws that would cause the application of laws of another jurisdiction.
Section 1.06    Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile, .pdf transmission or electronic mail shall constitute effective execution and delivery of this Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission or electronic mail shall be deemed to be their original signatures for all purposes. This Second Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.
Section 1.07    Effect of Headings. The section headings in this Second Supplemental Indenture are for convenience only and shall not affect the construction hereof
Section 1.08    The Trustee. The recitals contained herein shall be taken as the statements of OBDC as successor to OBDE, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to and shall not be responsible for the validity or sufficiency of this Second Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Second Supplemental Indenture and perform its obligations hereunder.
Section 1.09    Benefits Acknowledged. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and the Holders any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.
Section 1.10    Successors. All covenants and agreements in this Second Supplemental Indenture by OBDC shall bind its successors and assigns, whether so expressed or not.
Section 1.11    Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

BLUE OWL CAPITAL CORPORATION

/s/ Jonathan Lamm
Name: Jonatham Lamm
Title: Chief Operating Officer and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

/s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Vice President
[Signature Page to Second Supplemental Indenture]